UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                FORM 12b-25
                            (Amendment No. 1)

                           NOTIFICATION OF LATE FILING

Commission File Number: 000-53810
                        ---------
(Check One):  [X] Form 10-K                   [ ] Form 10-Q
              [ ] Form 20-F  [ ] Form 11-K    [ ] Form N-SAR

For Period Ended: June 30, 2010
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[ ] Transition Report on Form 10-K    [ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K    [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

                                    EZJR, Inc.
                            -------------------------
                             Full Name of Registrant

                                       N/A
                            -------------------------
                            Former Name if Applicable

                        2235 E. Flamingo Rd., Suite 114
            ---------------------------------------------------------
            Address of Principal Executive Office (Street and Number)

                              Las Vegas, NV 89119
                           --------------------------
                            City, State and Zip Code

                                EXPLANITORY NOTE
                                ----------------

On September 28, 2010, we filed with the U. S. Securities and Exchange Commission a Form 12b-25 Notice of Late Filing. This Amendment No. 1 to our Form 12b-25 Notice of Late Filing is being filed to provide a statement from our auditor as to the reason why we are late in filing our Form 10-K.

Except as described herein, no other changes have been made to our Form 12b-25 Notice of Late Filing.


PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X]  (c) The accountant's statement or other exhibit required by Rule 12b-
         25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or other transition report or portion thereof, could not be filed within the prescribed period.

     The Registrant was unable to complete its audit and preparation of its 10-K in a timely matter because of unanticipated delays as its accountant required additional time completing their audit of the Registrant's financial statements.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           T. J. Jesky                  (702)              631-4251
           -------------------------------------------------------------
           (Name)                     (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), been filed? If answer is
no, identify report(s).                                       [X] YES [ ] NO

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
                                                              [ ] YES [X] NO

If so, attach an explanation of the anticipated change, both narratively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                    EZJR, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: October 8, 2010              By: /s/ T J Jesky
                                       -------------------------------------
                                               T J Jesky
                                               President, Secretary
                                               Director
                                               Principal Executive Officer

Exhibit  Accountant Statement
         --------------------

                                                      Seale and Beers, CPA's


Memo

To:    TJ Jesky
From:  Bob Beers, CPA    /s/ Bob Beers
Re:    EZJR Audit

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Audit of June 30, 2010 Financial Statements

We are unable to complete the audit as we have still not received the confirmation of outstanding shares from your transfer agent.